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                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF MEDAREX APPEARS HERE]


For Immediate Release
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Contact:  Donald L. Drakeman                           Kimberly Hoffman
          President and CEO                            Middleberg + Associates
          Medarex, Inc.                                212-888-6610 ext.544
          908-713-6007                                 Kim@middleberg.com

                    MEDAREX ANNOUNCES THAT BAY CITY CAPITAL
                      OFFERS TO PURCHASE RIGHTS FOR UP TO
                         $44 MILLION IN MEDAREX STOCK
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Annandale, NJ; June 11, 1998 - Medarex, Inc. (NASDAQ: MEDX) a biopharmaceutical company specializing in antibody-based therapeutics, announced today that BCC Acquisition I LLC ("BCC") a limited liability company formed between The Bay City Capital Fund I, L.P., an affiliate of Bay City Capital LLC, and various Pritzker family business interests has made an offer to purchase rights to receive shares of Medarex common stock totaling approximately $44.4 million.

The rights in question are held by former shareholders of GenPharm International, Inc. as a result of Medarex's acquisition of GenPharm in October 1997 for a total of up to $62.7 million in stock, approximately $18.3 million of which has already been paid.

Under the terms of the transaction, the offer will remain open for 20 business days beginning June 11, 1998. The offer is contingent on at least $22.2 million (or 50 percent) of the rights being tendered for purchase. If all of the rights are purchased, BCC will have the right to acquire approximately 6.6 million shares of Medarex common stock, representing approximately 22 percent of Medarex's outstanding stock, pursuant to an agreement between BCC and Medarex. The agreement also provides for BCC to receive certain registration rights and to be represented on the Medarex board of directors. Additionally, depending on the amount of rights purchased, BCC will receive warrants to purchase up to an additional 804,000 shares exercisable at $10 per share.

"We are confident that the commitment of these investors will assist Medarex in maximizing its full potential," said Donald L. Drakeman, President and CEO of Medarex.

"We look forward to working with Don Drakeman and Medarex's proven management team to create a premier biopharmaceutical enterprise," said Fred Craves, Managing Director of Bay City Capital

Medarex is developing several core proprietary technologies including Bispecific antibodies which enhance and direct the body's own immune system to fight disease, the HuMAb-Mouse (TM) antibody development system for the creation of high affinity human antibodies, and immunotoxin technology. Medarex has five products in clinical development including the anti-cancer Bispecifics MDX-210 and MDX-447, MDX-33 for autoimmune disease, MDX-RA for the prevention of secondary contracts, and MDX-22 for acute myeloid leukemia.

Bay City Capital LLC is a merchant banking and management advisory firm with a $100 million life sciences fund under management. The principals of Bay City Capital include Fred Craves, Ph.D., former CEO of Berlex Biosciences, John Diekman, Ph.D., Chairman of Affymetrix, Roger Salquist, former Chairman and CEO of Calgene, and Pritzker Family business interests. The Pritzker Family interests invest in and manage businesses in the travel and leisure, manufacturing, real estate, banking, insurance and life sciences industries.

Certain statements in this press release consist of forward looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments, the continuation of business partnerships and the development of new business opportunities. Actual results, events or performance may differ materially.